Exhibit 10.11a

SECURITIES ASSIGNMENT AGREEMENT

This Securities Assignment Agreement (this “Assignment”), dated as of June 6, 2011, is made and entered into by and among Grassmere Acquisition Holdings, LLC, a Missouri limited liability company (the “Seller”), and the party identified on the signature page hereto (the “Buyer”).

WHEREAS, on the terms and subject to the conditions set forth in this Assignment, the Seller wishes to assign an aggregate of 104,168 shares (the “Shares”) of common stock (“Common Stock”) of Grassmere Acquisition Corporation (the “Company”) to the Buyer and the Buyer wishes to purchase the Shares from the Seller.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Assignment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Assignment of Shares. Seller hereby assigns 104,168 Shares to the Buyer, of which 13,587 Shares shall be subject to forfeiture by the Buyer to the extent the underwriters’ over-allotment option (as described in the Company’s registration statement on Form S-1, as amended (File Number 333-173930) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to an underwritten public offering by the Company (the “Offering”)) is not exercised in full. In addition, a portion of the Shares held by each Buyer, in an amount equal to 25% of the Shares (the “Buyer Earnout Shares”), shall be subject to forfeiture by each Buyer as follows: (i) 50% of the Buyer Earnout Shares are subject to forfeiture in the event that the last sales price of the Company’s stock does not equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 24 months following the closing of the Company’s initial business combination (as described in the Registration Statement) and (ii) 50% of the Buyer Earnout Shares are subject to forfeiture in the event that the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 36 months following the closing of the Company’s initial business combination (as described in the Registration Statement). The Buyers have paid to the Seller an aggregate amount of $0.011594 per Share, or $1,207.74 in the aggregate for all Shares (the “Purchase Price”), in consideration of the assignment of the Shares.

Section 2 No Conflicts. Each party represents and warrants that neither the execution and delivery of this Assignment by such, nor the consummation or performance by such party of any of transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3 Investment Representations. The Buyer represents and warrants as follows:

(s)  The Buyer hereby acknowledges that an investment in the Shares involves certain significant risks.  The The Buyer has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period.

(b)  The Buyer acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless registered by the Company in accordance with federal and state securities laws or sold in compliance with an exemption under such laws and such transfer complies with all applicable lock-up restrictions on the Buyer (pursuant to letter agreements with the Company). The Buyer further understands that any certificates evidencing the Shares bear a legend referring to the foregoing transfer restrictions.

(c)  The Shares are being acquired solely for the Buyer’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization.

(d)  The Buyer has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to assist the Buyer in evaluating the advisability of the purchase of the Shares and an investment in the Company. The Buyer is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects.

(e)  The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Act.

Section 4 Forfeiture and Assignment of Shares.

(a) To the extent that the underwriters’ over-allotment option is not exercised in full, the Buyer agrees to immediately return to the Company for cancellation at no cost up to 13,587 Shares, as described in the Registration Statement.

(b) If the Buyer Earnout Shares become subject to forfeiture as provided in Section 1, each Buyer agrees to immediately return such Shares to the Company for cancellation at no cost.

(c) If, for whatever reason, the Buyer does not join the Board of Directors of the Company upon the closing of the Offering, then the Buyer agrees to immediately assign 38,334 Shares purchased hereunder to the Seller at the price paid by the Buyer hereunder. In addition, if for whatever reason the Buyer fails to purchase the Private Placement Warrants he has agreed to purchase pursuant to a separate Warrant Subscription Agreement, the Buyer agrees to immediately assign 65,834 Shares purchased hereunder to the Seller at the price paid by the Buyer hereunder.

Section 5 Miscellaneous. This Assignment, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Assignment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Assignment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Assignment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth above.

GRASSMERE ACQUISITION HOLDINGS, LLC

By:	/s/ Brian M. Hagenhoff
Name: Brian M. Hagenhoff
Title: Chief Financial Officer

BUYER:

/s/ Robert J. Druten
Robert J. Druten

[Signature Page to Securities Assignment Agreement]